Exhibit 99.1

Press Release

Contact:

Charles F. Cargile, 949/863-3144

Newport Corporation, Irvine, CA

investor@newport.com

or

Dan Peoples, 858/552-8146

Makinson Cowell (US)

NEWPORT CORPORATION REPORTS

FIRST QUARTER 2012 RESULTS

— Record Levels of New Orders and Backlog —

Irvine, California – May 2, 2012 – Newport Corporation (NASDAQ: NEWP) today reported financial results for its first quarter ended March 31, 2012, and its outlook for the second quarter and full year of 2012. The company noted the following highlights:

•

Record new orders of $186.1 million, an increase of 43.5% compared with the $129.7 million recorded in the first quarter of 2011, including $70.7 million of incremental orders from Newport’s recent acquisitions;

•

First quarter sales of $157.2 million, an increase of 22.4% compared with the $128.4 million recorded in the first quarter of 2011, including $39.3 million of incremental sales from Newport’s recent acquisitions;

•	Backlog scheduled to ship in the next 12 months of $174.9 million, including $41.5 million of backlog from Newport’s recent acquisitions; and

•	Successful completion of the acquisition of ILX Lightwave.

Robert J. Phillippy, Newport’s President and Chief Executive Officer, stated, “We are off to a good start in 2012, with solid financial results and demonstrable progress toward our strategic objectives.”

Orders and Sales

Newport’s sales and orders by end market were as follows:

(In thousands, except percentages, unaudited)	Three Months Ended
			Percentage
	March 31,	April 2,	Change vs.
	2012	2011 ¹	Prior Period
Sales by End Market
Scientific research, aerospace and defense/security	$53,372	$41,382	29.0%
Microelectronics	35,566	41,597	-14.5%
Life and health sciences	36,713	26,207	40.1%
Industrial manufacturing and other	31,516	19,225	63.9%

Total	$157,167	$128,411	22.4%

Orders by End Market
Scientific research, aerospace and defense/security	$49,172	$41,670	18.0%
Microelectronics	44,799	41,611	7.7%
Life and health sciences	63,215	26,120	142.0%
Industrial manufacturing and other	28,918	20,321	42.3%

Total	$186,104	$129,722	43.5%

Notes:

[1]	Certain prior period amounts have been reclassified to conform to the current period presentation.

The company recorded higher sales and orders in the first quarter of 2012 compared with the prior year period in its scientific research, aerospace and defense/security, life and health sciences and industrial manufacturing and other end markets, due to the addition of the sales and orders of Ophir Optronics, High Q Laser and ILX Lightwave. As reported previously, Newport’s orders from life and health sciences customers in the first quarter of 2012 included a $37.7 million order for ultrafast lasers used in surgical procedures that began shipping in the first quarter and are expected to continue to ship through the end of 2013.

Sales to customers in the microelectronics market, which were not impacted significantly by any of the recent acquisitions, declined in the first quarter of 2012 compared with the prior year period, due primarily to the impact of the lower orders received from semiconductor equipment customers in the second half of 2011. Although sales to customers in the microelectronics market remained at lower levels, the company’s orders from customers in this market rebounded sharply in the first quarter from the fourth quarter level. Orders of $44.8 million increased 45.8% sequentially and 7.7% year-over-year, and the book-to-bill ratio for the quarter in this end market was 1.26.

Operating Income and Net Income

Newport reported operating income for the first quarter of 2012 of $10.2 million, or 6.5% of net sales, when calculated in accordance with generally accepted accounting principles (GAAP). On a non-GAAP basis, excluding acquisition-related expenses, the amortization of intangible assets, stock based compensation expense, restructuring and severance costs, and a gain on the sale of assets, the company would have recorded operating income for the first quarter of 2012 of $19.9 million, or 12.7% of net sales.

The company reported net income for the first quarter of 2012 of $6.6 million, or $0.17 per diluted share, when calculated in accordance with GAAP. On a non-GAAP basis, excluding the items referenced above, net of the tax impact of such excluded amounts, and excluding the reversal of a valuation allowance on certain deferred tax assets, the company would have recorded net income for the first quarter of 2012 of $12.1 million, or $0.31 per diluted share.

The company has provided a reconciliation of its operating income, net income and net income per diluted share calculated in accordance with GAAP and on a non-GAAP basis following the statements of income included in this release. Management believes that the supplemental presentation of such non-GAAP financial information helps to provide insight into the company’s core business results, as well as a more meaningful comparison of its financial results between periods.

Cash, Cash Equivalents and Marketable Securities

Newport ended the first quarter of 2012 with $51.4 million in cash, cash equivalents and marketable securities, a decrease of $21.5 million compared with the fourth quarter of 2011. The company noted that in the first quarter of 2012 it used $21.6 million in cash to repay its remaining convertible notes and reduce other indebtedness, used an additional $9.3 million in cash to complete the acquisition of ILX Lightwave, and used $6.2 million for payments under the company’s 2011 incentive compensation plans.

Financial Outlook

Commenting on the company’s outlook, Mr. Phillippy said, “Newport has a strong financial foundation, and in each of the last three quarters we have made strategic acquisitions that we expect to continue to accelerate our growth and enhance profitability. During the first quarter of 2012, we booked all-time record orders and we entered the second quarter with record backlog scheduled to ship in the next 12 months of $174.9 million.”

The company noted that it expects its end market demand in the second quarter of 2012 to be similar to the first quarter levels. As a result, it now expects its second quarter sales and non-GAAP net income and earnings per diluted share, excluding certain special charges and gains, to be similar to the levels achieved in the first quarter.

The company expects its sales in the second half of 2012 to increase approximately 7% to 12% over the first half level. As a result, Newport now expects its sales for the full year of 2012 to be in the range of $650 million to $665 million, with non-GAAP operating income, excluding certain special charges and gains, in the range of 13.0% to 14.5% of net sales.

ABOUT NEWPORT CORPORATION

Newport Corporation is a leading global supplier of advanced-technology products and systems to customers in the scientific research, aerospace and defense/security, microelectronics, life and health sciences and precision industrial manufacturing markets. Newport’s innovative solutions leverage its expertise in photonics technologies, including lasers, photonics instrumentation, sub-micron positioning systems, vibration isolation, optical components and subsystems, precision automation and three-dimensional non-contact measurement equipment, to enhance the capabilities and productivity of its customers’ manufacturing, engineering and research applications. Newport is part of the Standard & Poor’s SmallCap 600 Index and the Russell 2000 Index.

INVESTOR CONFERENCE CALL

Robert J. Phillippy, President and Chief Executive Officer, and Charles F. Cargile, Senior Vice President and Chief Financial Officer, will host an investor conference call today, May 2, 2012, at 5:00 p.m. Eastern time (2:00 p.m. Pacific time) to review the company’s results for the first quarter of 2012 and its outlook for the second quarter and full year of 2012. The call will be open to all interested investors through a live audio web broadcast via the Internet at www.newport.com/investors and www.earnings.com. The call also will be available to investors and analysts by dialing 800-289-0458 within the U.S. and Canada or 913-312-6665 from abroad.

The webcast will be archived on both websites and can be reached through the same links. A telephonic playback of the conference call also will be available by calling 888-203-1112 within the U.S. and Canada and 719-457-0820 from abroad. Playback will be available beginning at 8:00 p.m. Eastern time today and continue through 8:00 p.m. Eastern time on Wednesday, May 9, 2012. The replay passcode is 6814790.

SAFE HARBOR STATEMENT

This news release contains forward-looking statements, including without limitation statements regarding the company’s expected shipment of its backlog, the expected timing of shipment of the $37.7 million order for ultrafast lasers, Newport’s expectation of accelerated growth and enhanced profitability resulting from its recent acquisitions, Newport’s expected sales, non-GAAP net income and non-GAAP earnings per diluted share in the second quarter of 2012, and Newport’s expected sales growth in the second half of 2012 and expected sales and non-GAAP operating margin for the full year of 2012. Without limiting the generality of the foregoing, words such as “may,” “will,” “expect,” “believe,” “anticipate,” “intend,” “could,” “estimate” or “continue” or the negative or other variations thereof or comparable terminology are intended to identify forward-looking statements. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements. Assumptions relating to the foregoing involve judgments and risks with respect to, among other things, Newport’s ability to achieve expected benefits from the integration of Ophir Optronics, High Q Laser and ILX Lightwave; the strength of business conditions in the industries Newport serves, particularly the semiconductor industry; Newport’s ability to successfully penetrate and increase sales to its targeted end markets, particularly the life and health sciences market; the levels of private and governmental research funding worldwide; potential order cancellations and push-outs; future economic, competitive and market conditions, including those in Europe and Asia and those related to its strategic markets; whether its products will continue to achieve customer acceptance; and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Newport. Certain of these judgments and risks are discussed in more detail in Newport’s periodic reports filed with the Securities and Exchange Commission. Although Newport believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove inaccurate and, therefore, there can be no assurance that the results contemplated in forward-looking statements will be realized. In light of the significant uncertainties inherent in the forward-looking information included herein, the inclusion of such information should not be regarded as a representation by Newport or any other person that Newport’s objectives or plans will be achieved. Newport undertakes no obligation to revise the forward-looking statements contained herein to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

###

Newport Corporation

Consolidated Statements of Income

(Unaudited)

	Three Months Ended
	March 31,	April 2,
(In thousands, except per share amounts)	2012	2011
Net sales	$157,167	$128,411
Cost of sales	89,098	70,535

Gross profit	68,069	57,876
Selling, general and administrative expenses	44,060	30,473
Research and development expense	13,799	10,437

Operating income	10,210	16,966
Foreign currency translation gain from dissolution of subsidiary	—	7,198
Interest and other expense, net	(2,187)	(2,405)

Income before income taxes	8,023	21,759
Income tax provision	1,435	1,000

Net income	6,588	20,759
Net loss attributable to non-controlling interests	(4)	—

Net income attributable to Newport Corporation	$6,592	$20,759

Net income	$6,588	$20,759
Other comprehensive income:
Foreign currency translation gains (losses)	1,629	(4,037)
Unrecognized net pension losses	(16)	(134)
Unrealized gains on marketable securities	33	138

Comprehensive income	$8,234	$16,726

Comprehensive loss attributable to non-controlling interests	$(42)	$—
Comprehensive income attributable to Newport Corporation	8,276	16,726

Comprehensive income	$8,234	$16,726

Net income per share attributable to Newport Corporation:
Basic	$0.17	$0.56
Diluted	$0.17	$0.53
Shares used in the computation of net income per share:
Basic	37,731	37,005
Diluted	38,931	38,837
Other operating data:
New orders received during the period	$186,104	$129,722
Backlog at the end of period scheduled to ship within 12 months	$174,861	$127,457

Newport Corporation

Supplemental Non-GAAP Measures

(Unaudited)

	Three Months Ended
(In thousands, except per share amounts)	March 31, 2012	April 2, 2011
Net Sales	$157,167	$128,411
Operating income:
Operating income - GAAP	$10,210	$16,966
Amortization of intangible assets	5,177	756
Stock-based compensation	2,214	2,019
Acquisition-related costs	1,906	244
Restructuring and severance costs	579	136
Gain on sale of assets	(166)	—

Non-GAAP operating income	$19,920	$20,121

Non-GAAP operating income as a percentage of net sales	12.7%	15.7%
Net income attributable to Newport Corporation:
Net income - GAAP	$6,592	$20,759
Foreign currency translation gain from dissolution of subsidiary	—	(7,198)
Amortization of intangible assets	5,177	756
Stock-based compensation	2,214	2,019
Acquisition-related costs	1,906	244
Restructuring and severance costs	579	136
Gain on sale of assets	(166)	—
Release of valuation allowance against certain deferred tax assets	(1,391)	—
Income tax provision on non-GAAP adjustments	(2,769)	(323)

Non-GAAP net income	$12,142	$16,393

Net income per diluted share attributable to Newport Corporation:
Net income - GAAP	$0.17	$0.53
Total non-GAAP adjustments	0.14	(0.11)

Non-GAAP net income per diluted share	$0.31	$0.42

Newport Corporation

Consolidated Balance Sheets

(Unaudited)

	March 31,	December 31,
(In thousands)	2012	2011
ASSETS
Current assets:
Cash and cash equivalents	$45,270	$55,701
Restricted cash	925	12,367
Marketable securities	5,180	4,787
Accounts receivable, net	100,093	97,690
Notes receivable, net	2,175	2,091
Inventories, net	113,035	112,968
Deferred income taxes	31,960	30,339
Prepaid expenses and other current assets	16,826	15,374

Total current assets	315,464	331,317
Property and equipment, net	88,708	89,873
Goodwill	147,198	143,259
Deferred income taxes	9,302	9,289
Intangible assets, net	150,647	150,572
Investments and other assets	39,545	39,759

	$750,864	$764,069

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term borrowings, net	$35,402	$45,149
Accounts payable	31,721	30,856
Accrued payroll and related expenses	31,391	36,914
Accrued expenses and other current liabilities	41,155	39,800

Total current liabilities	139,669	152,719
Long-term debt, net	166,229	178,043
Accrued pension liabilities	24,731	24,444
Other liabilities	38,643	36,586
Total stockholders’ equity of Newport Corporation	379,659	370,258
Non-controlling interests	1,933	2,019

Total stockholders’ equity	381,592	372,277

	$750,864	$764,069